UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-10967	36-3161078
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (630) 875-7450

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

 [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2012, First Midwest Bancorp, Inc. (the “Company”) entered into an Amendment to Employment Agreement  (the “Amendment”) with each of Michael L. Scudder, Chief Executive Officer, Mark G. Sander, Senior Executive Vice President and Chief Operating Officer, Paul F. Clemens, Executive Vice President and Chief Financial Officer, Victor P. Carapella, Executive Vice President and Director of Commercial Banking, and Kent S. Belasco, Executive Vice President and Chief Information and Operations Officer (the “Named Executive Officers”).

The Company and Named Executive Officers entered into the Amendment to amend the existing employment agreements with regard to certain matters. As a result of the Amendment:

•	Any “golden parachute” excise tax gross-up provisions which were present in any Named Executive Officer employment agreement have been eliminated.

•
Any “walk-away” or “single trigger” provisions which would have permitted a Named Executive Officer to resign for any reason on the first anniversary of a change in control and receive severance benefits have been removed.

•
The confidentiality and non-solicitation provisions of the employment agreements have been replaced by a separate Confidentiality and Restrictive Covenants Agreement (the “CRCA”) between the Company and the Named Executive Officer. The CRCA prohibits the executive officer from the improper disclosure or use of confidential information and from soliciting the Company’s customers or employees for 12 months (18 months, in the case of Messrs. Scudder and Sander) following termination of employment for any reason.

•
Each executive officer acknowledges and agrees that the officer’s compensation is subject to regulatory or legislative limitations or requirements which may impact the amount or timing of certain bonus or incentive compensation or requiring that the Company recover (clawback) bonus or incentive compensation in certain circumstances.

Additional information regarding the compensation and employment agreements of the Named Executive Officers may be found in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2012, and Exhibit 10.31 to the Company’s Form 10-K filed on February 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST MIDWEST BANCORP, INC.

Date: December 20, 2012	By: /s/ JAY R. LUNDBORG
Jay R. Lundborg
Senior Vice President and Corporate Secretary